Exhibit 1.01

Exhibit 1.01 Conflict Minerals Disclosure and Report

In accordance with the execution of this SD Form, UMC has concluded in good faith that during 2016:

(a)	UMC is a manufacturer and seller of patterned semiconductor wafers and/or die cut from such wafers. Various materials, inclusive of but not limited to tantalum, tin, gold and tungsten (“Conflict Minerals”) are necessary to the functionality or production of such semiconductor wafers manufactured by UMC or contracted by UMC to be manufactured.

(b)	In addition to a supply chain control system supervising all new and existing material suppliers’ and contractors’ Conflict Minerals usage, UMC has adopted an “EICC-GeSI Conflict Minerals Reporting Template” created by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI), which is consistent with EICC’s and GeSI’s Conflict Free Smelter (CFS) Program and other similar activities, when conducting a country of origin inquiry regarding those Conflict Minerals utilized by UMC and UMC’s contractors. UMC has been the member of CFSI (Conflict-Free Sourcing Initiative founded by members of the EICC and the GeSI) and conducted on-site auditing activities of supply chain companies to check the suppliers’ and contractors’ relevant data. All the aforementioned membership and implemented mechanisms enhance UMC’s supply chain management with information reasonably necessary for the compliance with the rules and regulations in relation to the Conflict Minerals. After the reasonable country of origin inquiry and auditing activities, UMC is of the opinion that Conflict Minerals utilized by UMC and UMC’s contractors did not originate in the “Covered Countries”. Responses from these consolidated suppliers are summarized as follows:

Supplier	Metal	Fab	Is the country of origin listed in the “Covered Countries” ?

A	Tantalum	UMC Taiwan	No

B	Tungsten	UMC SG Branch	No

C	Tungsten	UMC SG Branch, UMC Subsidiaries	No

D	Tungsten	UMC Taiwan	No

E	Tungsten	UMC Taiwan, UMC Subsidiaries	No

F	Tungsten	UMC Taiwan	No

G	Tungsten	UMC Taiwan	No

H	Tantalum	UMC Taiwan, UMC SG Branch	No

I	Tantalum	UMC Taiwan, UMC SG Branch	No

J	Tantalum	UMC Taiwan, UMC SG Branch	No

K	Tantalum	UMC SG Branch	No

L	Tantalum	UMC Taiwan, UMC SG Branch	No

M	Gold	UMC Taiwan	No

N	Tin, Gold	UMC Taiwan, UMC SG Branch	No

O	Tantalum, Gold	UMC Taiwan, UMC SG Branch	No

P	Tantalum, Tin, Tungsten, Gold	UMC Taiwan, UMC SG Branch	No

Q	Tin	UMC SG Branch	No

R	Tin, Gold	UMC Taiwan	No

S	Tin, Gold	UMC Taiwan, UMC SG Branch	No

T	Gold	UMC Taiwan	No

(c)	UMC also consolidated its subsidiary companies to perform a country of origin inquiry similar to that described in above paragraph (b). All these consolidated subsidiary companies determine that Conflict Minerals utilized by them and their contractors did not originate in the “Covered Countries”. Responses from these consolidated subsidiary companies are summarized as follows:

Name of UMC subsidiary companies	Necessary Conflict Minerals	Is the country of origin listed in the “Covered Countries” ?

Wavetek Microelectronics Corp.	Tantalum, Gold, Tungsten	NO

NexPower Technology Corp.	Gold, Tin	NO

Unistars Corporation Ltd.	Gold, Tin	NO

He Jian Technology (Suzhou) Co., Ltd.	Tungsten	NO

United Semiconductor (Xiamen) Co., Ltd.	Tantalum, Tungsten	NO

About UMC

UMC’s Business

UMC (the “Company”) is a leading global semiconductor foundry that provides advanced IC production for applications spanning every major sector of the electronics industry. UMC’s 11 wafer fabs are strategically located throughout Asia and are able to produce over 600,000 wafers per month. The Company employs over 19,000 people worldwide, with offices in Taiwan, China, Europe, Japan, Korea, Singapore, and the United States. UMC can be found on the web at http://www.umc.com.

UMC’s Products Covered by this Report

UMC is a manufacturer and seller of patterned semiconductor wafers (“product” or “products”) and/or die cut from such wafers. Various materials, inclusive of but not limited to tantalum, tin, gold and tungsten (“Conflict Minerals”) are necessary to the functionality or production of such semiconductor wafers manufactured by UMC or contracted by UMC to be manufactured.

This report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured by UMC.

On the basis of a reasonable country of origin inquiry and investigation measures described herein, UMC does not have Conflict Minerals material originating from the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (the “Covered Countries”).

We have approximately 3,000 suppliers. As a “downstream” company with many tiers in our supply chain, we generally do not have a direct relationship with Conflict Minerals smelters and refiners. It is difficult for us to identify actors upstream from our direct material suppliers, and we rely on our direct material suppliers to provide information on the smelters and refiners as well as the origin of Conflict Minerals contained in parts, products or services supplied to us, including sources of Conflict Minerals that are supplied to them from their upstream suppliers. These direct material suppliers similarly rely on information provided by their suppliers.

We are a member of the Conflict Free Sourcing Initiative (CFSI). The CFSI is a broad-based initiative to develop control systems regarding smelters and refiners through independently validated audits under the CFSI’s Conflict-Free Smelter Program.

Reasonable Country of Origin Inquiry

UMC conducted efforts in good faith to determine whether the Conflict Minerals found in our products may have originated in the Covered Countries or are from recycled or scrap sources.

The head technician of our MTD (Manufacture Technical Developer) dept. supported the effort to filter out material suppliers and outsourcing suppliers that were most likely to provide material, products or services containing Conflict Minerals, and we sent over 150 surveys to relevant suppliers and subsidiaries (total 37 suppliers & subsidiaries) in 2016.

All related suppliers & subsidiaries were notified through a defined process via both email and personalized contact, which included offers of assistance and further information to the supplier & subsidiaries about the requirements of the U.S. SEC Rule (the “Rule”) and the compliance program.

The Conflict Minerals compliance program includes automated data validation on all submitted Questionnaires. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the Questionnaire. All submitted forms are accepted and classified as valid or invalid such that all data is retained.

Based on the suppliers and subsidiaries responses received regarding the Company’s Conflict Minerals, which included thousands of alleged smelter or refiner names, we compiled a list of unique smelters or refiners, including information regarding associated countries of origin. UMC performed the check on the smelters or refiners on the unique list that were known, reasonably believed, or that had unknown sources from the “Covered Countries” or that had unknown sourcing in general.

UMC Conflict Minerals Management

UMC Conflict Minerals Management Workflow

UMC Conflict Minerals Management Steps

Step 1: Establish Strong Company Management Systems

UMC has established a management system to determine the source and chain of custody of Conflict Minerals in our supply chain.

a. Mission Statement. We have adopted a Conflict Minerals mission statement that outlines to suppliers and customers our commitment to responsible sourcing of Conflict Minerals throughout our global supply chain and to comply with the Rule. The Mission Statement is publicly available on our website at: http://www.umc.com/chinese/CSR/c_3.asp

b. Internal Team. Our management system includes oversight of our Conflict Minerals and investigation processes by a team made up of representatives from UMC such as:

•	MTD & Product manufactory Dept.: to filter out the material suppliers and outsourcing suppliers that were most likely to provide material, products or services containing Conflict Minerals.

•	Procurement Dept.: sourcing Conflict-Free material suppliers and review supply chain Conflict-Minerals status.

•	Quality Insurance Dept.: to design a mechanism to ask for suppliers’ Conflict-Minerals statement announcement rules in the New Material Evaluation Form.

•	Information Technology (IT) Dept.: Coding Conflict Minerals statement announcement in New Material Evaluation Form.

c. Control Systems. We utilize the Questionnaire sent to our suppliers & subsidiaries to gather information on the chain of custody of the Conflict Minerals included in our products & material. In addition, we are a member of the Conflict-Free Sourcing Initiative, an industry-wide initiative working to develop conflict-free supply chains.

d. Supplier Engagement. We have communicated to the suppliers & subsidiaries obligations under the Rule by distributing to them background information on the Rule along with the Questionnaire. In addition, through our Vendor, we provide training materials on Conflict Minerals compliance to suppliers & subsidiaries. We are integrating a Conflict Minerals compliance provision into our purchasing SOP with material suppliers that sets forth UMC’s expectations that such material suppliers will cooperate with UMC’s Conflict Minerals and due diligence measures as required by the Rule.

e. Grievance Mechanism. We have a company level Helpline that provides employees and suppliers with a mechanism to report violations of our policies or other concerns.

Step 2: Identify and Assess Risk in the Supply Chain

a. Distribution of Questionnaires to suppliers & subsidiaries.

In 2016, we distributed the Questionnaire to suppliers & subsidiaries in order to gather information on our supply chain, including (i) whether any of the minerals which could potentially be classified as Conflict Minerals are contained in materials they supplied to UMC (Conflict Minerals declaration) , (ii) whether those minerals are necessary to the functionality or production in which they are used (Process information), and (iii) the smelter and refiners and whether those minerals originated from the Covered Countries (the newest EICC CMRT report).

b. Assessment of suppliers & subsidiaries responses.

We reviewed each response from suppliers & subsidiaries to assess the adequacy of such response. If supplier responses indicate that Conflict Minerals contained in products provided to UMC may have originated from the Covered Countries, then such responses are sent to the Conflict Minerals team for further review and determination of follow-up steps.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

We have a risk management plan to address concerns that a supplier may be providing to UMC products that contain Conflict Minerals sourced from the Covered Countries. If a supplier indicates that its products may contain Conflict Minerals sourced from the Covered Countries, we will follow up with the supplier to gather more information, including the basis for the information provided and other information regarding the sourcing country and smelter. Identified risks will be reported to the Conflict Minerals Team, which will determine appropriate follow-up actions, if any, to mitigate risks. There have been no known instances of high risk issues in the supply chain that require follow-up actions to be considered.

To ensure that supplier & subsidiaries understand our expectations with respect to compliance with the Rule, we distribute background information on the Rule, along with our Mission Statement on Conflict Minerals compliance to the suppliers & subsidiaries in addition to the Questionnaire on our website at: http://www.umc.com/chinese/CSR/c_3.asp.

Step 4: Tracing lot traceability & Audit for Suppliers’ Supply Chain investigated to identify Points in the Supply Chain

UMC relies on the CFSI’s Conflict-Free Smelter Program to perform lot traceability audits of smelters and refiners. We validate whether any Conflict Minerals sourced from the Covered Countries is conflict-free based on the information provided by our Supplier Group and on the information available from CFSI.

Following up with an onsite audit to make sure our suppliers complied with CFSI’s Conflict-Free rules, we use lot traceability mechanism to investigate 3 suppliers’ materials to verify that they were Conflict-Free in 2016. The onsite audit results met our Conflict-Free policy.

Step 5: Report on Supply Chain Status

This Conflict Minerals Report shall be filed with the SEC and is publicly available at http://www.umc.com/chinese/CSR/c_3.asp

UMC Policy of Conflict Minerals

Ensure that the purchased materials and the supply chain are free from Conflict Minerals supplied from the “Covered Countries”.

(a) Commitment of Conflict Minerals

UMC is a party to the global consensus for supporting supply chain and source management and uses certified sources of minerals from non-conflict areas. UMC also requires suppliers to ensure that their supplied materials to UMC and the supply chain are free from Conflict Minerals. When selecting new suppliers or assessing existing suppliers, UMC shall exercise Conflict Minerals Investigation in supply chain audits to exclude the use of Conflict Minerals from the “Covered Countries”.

(b) Management of Conflict Minerals

At UMC, we enforce Conflict Minerals management according to the Disclosures Relating to Conflict Minerals prescribed in Rule 13p-1 of the U.S. Securities and Exchange Act of 1934 of the US Securities and Exchange Commission (SEC). During new supplier selection, UMC requires new suppliers to introduce assessment systems and to present sourcing of minerals from conflict regions. Existing suppliers are also required to actively investigate and verify specified materials (gold, tantalum, tin, and tungsten), sign agreements prohibiting the use of Conflict Minerals, or provide a declaration thereof. UMC also exercises Conflict Minerals Investigation when implementing our investigations, and annual supplier audits were carried out to check whether upstream smelters / refiners of the suppliers utilize Conflict Minerals. Lot traceability for the supply chain is in place to ensure that no Conflict Minerals have been used. UMC is also an active participant of global advocacy groups such as the Conflict-free Sourcing Initiative (CFSI) of EICC-GeSI. Information on suppliers that meet conflict mineral requirements was acquired from the Conflict-free Smelter Program (CFSP) as a basis for supply chain and source management. Suppliers were also required to refer to the latest Conflict Minerals Reporting Template of EICC to provide information related to Conflict Minerals. Dedicated UMC personnel were assigned to verify a supplier’s compliance to EICC standards for ensuring the total exclusion of Conflict Minerals usage.

In addition to implementing Conflict Minerals management according to corporate policy and commitment, UMC also submits Specialized Disclosure (SD) forms to the U.S. SEC while publishing the completed forms on its official website to declare the outcomes of Conflict Minerals management efforts and demonstrate our commitment to corporate social responsibilities.

EXHIBIT

Conflict mineral smelter list

Metal Source of Smelter Identification Number Smelter ID Smelter Reference List Smelter Name Smelter Country
Gold CFSI CID001875 Tanaka Kikinzoku Kogyo K.K Tanaka Kikinzoku Kogyo K.K. JAPAN
Tungsten CFSI CID002082 Xiamen Tungsten Co., Ltd. Xiamen Tungsten Co., Ltd. CHINA
Tantalum CFSI CID002545 H.C. Starck GmbH Goslar H.C. Starck GmbH Goslar GERMANY
Tantalum CFSI CID002557 Global Advanced Metals Boyertown Global Advanced Metals Boyertown USA
Tantalum CFSI CID001277 Ningxia Orient Tantalum Industry Co., Ltd. Ningxia Orient Tantalum Industry Co., Ltd. CHINA
Tantalum CFSI CID002548 H.C. Starck Inc. H.C. Starck Inc. USA
Tantalum CFSI CID002557 Global Advanced Metals Boyertown Global Advanced Metals Boyertown USA
Tantalum CFSI CID002544 H.C. Starck Co., Ltd. H.C. Starck Co., Ltd. THAILAND
Tantalum CFSI CID002545 H.C. Starck GmbH Goslar H.C. Starck GmbH Goslar GERMANY
Tantalum CFSI CID002550 H.C. Starck Smelting GmbH & Co. KG H.C. Starck Smelting GmbH & Co. KG GERMANY
Tantalum CFSI CID002548 H.C. Starck Inc. H.C. Starck Inc. USA
Tantalum CFSI CID002549 H.C. Starck Ltd. H.C. Starck Ltd. JAPAN
Tantalum CFSI CID001969 Ulba Metallurgical Plant JSC Ulba Metallurgical Plant JSC KAZAKHSTAN

Tantalum CFSI CID001277 Ningxia Orient Tantalum Industry Co., Ltd. Ningxia Orient Tantalum Industry Co., Ltd. CHINA
Tantalum CFSI CID002548 H.C. Starck Inc. H.C. Starck Inc. USA
Tungsten CFSI CID002082 Xiamen Tungsten Co., Ltd. Xiamen Tungsten Co., Ltd. CHINA
Tungsten CFSI CID002494 Ganzhou Seadragon W & Mo Co., Ltd. Ganzhou Seadragon W & Mo Co., Ltd. CHINA
Tungsten CFSI CID000769 Hunan Chunchang Nonferrous Metals Co., Ltd. Hunan Chunchang Nonferrous Metals Co., Ltd. CHINA
Tungsten CFSI CID002082 Xiamen Tungsten Co., Ltd. Xiamen Tungsten Co., Ltd. CHINA
Tungsten CFSI CID000568 Global Tungsten & Powders Corp. Global Tungsten & Powders Corp. USA
Tungsten CFSI CID002494 Ganzhou Seadragon W & Mo Co., Ltd. Ganzhou Seadragon W & Mo Co., Ltd. CHINA
Tungsten CFSI CID002082 Xiamen Tungsten Co., Ltd. Xiamen Tungsten Co., Ltd. CHINA
Tantalum CFSI CID002545 H.C. Starck GmbH Goslar H.C. Starck GmbH Goslar GERMANY
Tantalum CFSI CID002547 H.C. Starck Hermsdorf GmbH H.C. Starck Hermsdorf GmbH GERMANY
Tantalum CFSI CID002550 H.C. Starck Smelting GmbH & Co. KG H.C. Starck Smelting GmbH & Co. KG GERMANY
Tantalum CFSI CID002544 H.C. Starck Co., Ltd. H.C. Starck Co., Ltd. THAILAND
Tantalum CFSI CID002548 H.C. Starck Inc. H.C. Starck Inc. USA
Tantalum CFSI CID002549 H.C. Starck Ltd. H.C. Starck Ltd. JAPAN
Tungsten CFSI CID002082 Xiamen Tungsten Co., Ltd. Xiamen Tungsten Co., Ltd. CHINA

Tungsten CFSI CID002494 Ganzhou Seadragon W & Mo Co., Ltd. Ganzhou Seadragon W & Mo Co., Ltd. CHINA
Tungsten CFSI CID000769 Hunan Chunchang Nonferrous Metals Co., Ltd. Hunan Chunchang Nonferrous Metals Co., Ltd. CHINA
Tungsten CFSI CID002494 Ganzhou Seadragon W & Mo Co., Ltd. Ganzhou Seadragon W & Mo Co., Ltd. CHINA
Tungsten CFSI CID002082 Xiamen Tungsten Co., Ltd. Xiamen Tungsten Co., Ltd. CHINA
Tantalum CFSI CID002548 H.C. Starck Inc. H.C. Starck Inc. USA